Exhibit 99.1

Scio Diamond Technology Corp to Host 2014 Annual Meeting of Stockholders

GREENVILLE, SC, August 27, 2014 /CNW/ — Scio Diamond Technology Corporation (OTCBB: SCIO) (hereinafter “Scio” or the “Company”) a manufacturer of lab-grown diamond for the gemstone and industrial marketplace, announced today that it will host its Annual Meeting of Stockholders on Wednesday, October 29, 2014, beginning at 4:00 PM ET.  The meeting will be held at the Triple Tree Aerodrome, 330 Mary Hanna Road, Woodruff, SC 29833.  Participants will include Bern McPheely, Chairman of the Board, Gerald McGuire, President and Chief Executive Officer, and Jonathan Pfohl, Chief Financial Officer. Stockholders of record as of the close of business on September 29, 2014 will be eligible to vote at the meeting.

Immediately following the conclusion of the Annual Meeting, stockholders in attendance are invited to participate in a dinner also at the Triple Tree Aerodrome facility.

Because the Board of Directors has not convened an annual meeting of the Stockholders since the Company, formerly known as “Krossbow Holding Corporation”, acquired the assets of a corporation with the name “Scio Diamond Technology Corporation” (the name of which was assumed by Scio) on August 5, 2011, stockholders are advised that the deadline for any stockholder proposal to be considered for inclusion in the Company’s proxy statement for the Annual Meeting of Stockholders will be Monday, September 22, 2014.  This determination is pursuant to Rule14a-8 under the Securities and Exchange Act of 1934, as amended.

WHAT:                                2014 Annual Meeting of Shareholders

WHEN:                                Wednesday October 29, 2014 at 4:00 pm Eastern Time

About Scio Diamond Technology Corp

Scio employs a patent-protected chemical vapor deposition process to produce high-quality, single-crystal diamonds in a controlled laboratory setting.  These are known as “lab-grown” diamonds. Lab-grown diamonds have chemical, physical and optical properties identical to “earth-mined” diamonds. The Company’s manufacturing process produces high-quality, high-purity, single-crystal colorless, near colorless and fancy colored diamonds.

Scio’s technology offers the flexibility to produce lab-grown diamonds in size, color and quality combinations that are rare in earth-mined diamonds.  Additionally, Scio is capable of producing diamonds that have the structural, optical and electronic characteristics for industrial, medical and semiconductor applications.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Scio to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “should,” “could,” “would,” “forecast,” “potential,” “continue,” “contemplate,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “or “project” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. Actual results of the Company could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, the Company has no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

SOURCE: Scio Diamond Technology Corporation

For further information:     Gerald McGuire at GMcGuire@Sciodiamond.com